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                                                                   Exhibit 10.13


                      [PN PROGRESSIVE NETWORKS LETTERHEAD]


May 24, 1994

Andy Sharpless
20 Harvard Lane
Hastings, NY  10706

Via Facsimile

Dear Andy:

         The following letter constitutes our offer for you to join Progressive Networks, Inc. (PN) as a principal member of PN's management team. As you and I discussed on the phone last night, David and I are both extremely enthusiastic about the prospect of you joining us, and it was great to hear that you are equally excited.

         Your responsibilities with PN will vary, depending on where we are in the development process and the final form of our plan. We envision two phases:

     - Phase I is the period starting with your initial employment, continuing through the completion of PN's business plan and concluding with the successful acquisition of funding sufficient to carry out that plan. During Phase I you will be responsible for working with me and David to research, write, and review the plan, and also to work with us to put together strategic alliances that we deem necessary to either complete the plan and/or to maximize its chance of success.

     - Phase II is the operating phase. During this phase you would lead implementation of the plan in one or more specific areas related to the on-line service aspect pf PN, and you would provide significant input into overall PN direction and strategy. The area or areas for you to focus on are to be determined depending on the final shape of our plan; based on our current thinking these may include handling all transaction-related aspects of PN On-Line and/or managing our plans for signing up and maintaining relations with advertisers.


         As we discussed, your salary will be $100,000 per year. Once PN establishes procedures for bonuses and salary review, you would of course be eligible for these programs. PN will also provide health care coverage for you and your family, and other benefits consistent with PN's yet-to-be-determined benefits package. You will also be granted equity in PN once we complete our business plan and acquire a first round of outside capital in accordance with that plan. Until we have completed the first round of outside financing, it is not possible to definitively quantify this equity, but we have agreed on the following parameters:

     - Your equity will accrue (vest) at 3/4th of the rate that equity accrues to David Halperin, and the start date of your accrual will be the start date of your employment with PN, even though this will likely precede the arrival of outside capital. As per written agreement between Rob Glaser and David Halperin, our intent is that Halperin will receive a 1% equity stake (post first round dilution) in PN for each of the first 5 years he is employed by PN. The Glaser/Halperin agreement is subject to review in light of considerations at the time of outside capitalization, such as the actual valuation of PN, or the size of the pool of equity available for partners and senior management.













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     -   Your equity will accrue at this rate for the first 5 years of your employment with PN. Then, if after 5 years the amount of equity you have been granted is less than the amount that Halperin has vested by October 1, 1998 (which is 5 years from his initial start date with PN), and your are still employed by PN in a position of substantial responsibility, we will come up with an arrangement for your subsequent years of employment with PN that enables you to attain, over time, equity equivalent to the total amount vested by Halperin through 10/1/98. The form that this subsequent option will take is to be determined, and may well not be determined until at or near the 5th anniversary of your joining PN.

     - Your ability to continue vesting equity in PN will be contingent on your abiding by the terms of PN's to-be-determined employee stock plan. Terms to be included in this plan include your continuous employment in good standing by PN.


         The long-term location of PN's main office is still to be determined, but will either be in Seattle or in the San Francisco Bay area. As part of the terms of your employment, you will agree to relocate to whichever of these locations is selected. PN in turn will apprise you of and involve you in the selection process. It is our intent to make a final decision regarding location by the end of July 1994.

         During Phase I, PN will pay your commuting costs between New York and Seattle (or San Francisco if this becomes the operating main office) and will provide temporary housing for you. It is planned that you will commute weekly back to New York, and that one week per month you will be able to work out of New York (perhaps including short trips on the East Coast).

         Upon successful completion of Phase I, you will set in motion steps to permanently relocate yourself (and your family) to the location of PN's main office (either Seattle or S.F.). At this time PN will provide you with a one-time relocation bonus of $10,000. PN will also cover reasonable moving expenses (consistent with PN's yet-to-be-determined relocation policy) and will pay for 2 house-hunting trips for your wife to be taken when you deem necessary. PN will continue to cover your commuting costs until you move, up through 2 1/2 months after the completion of Phase I.

         In the event that PN terminates your employment within 24 months of your start date, or you choose to leave PN because PN's plan has not been successfully funded by May 1, 1995, PN will continue to pay you at the rate of your starting salary for the least of: (a) 6 months; (b) 24 months minus the number of months you have actually worked at PN; or (c) until you find full-time employment. During this severance period PN will continue to provide health care coverage for you and your family. During this severance period, you will, at PN's option, continue to work for PN, with allowances made for time you need to successfully pursue subsequent employment, and you will be obligated to make a reasonable effort to obtain suitable full-time employment. During this severance period you will not vest any additional equity in PN, but will have the opportunity to exercise any equity you have already vested, and can keep any equity you have already purchased.

         In the event that you voluntarily choose to leave PN within 24 months of your start date for reasons other than PN's plan not being funded by 5/1/95, or you decide not to relocate permanently to PN's main office after completion of Phase I, PN will continue to pay you at the rate of your starting salary for the least of: (a) 3 months; (b) 24 months minus the number of months you have actually worked at PN; or (c) until you find full-time employment. During this severance period PN will continue to provide health care coverage for you and your family. During this severance period, you will, at PN's option, continue to work for PN, with allowances made for time you need to successfully pursue subsequent employment, and you will be obligated to make a reasonable effort to obtain suitable full-time employment. You will not vest any additional equity in PN, will not be allowed to exercise any equity you have vested but not purchased, and will be required to offer back to PN any equity you have already purchased at the price you paid for it.






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         In order to ensure the availability of the severance funds, the full amount of potential severance money ($50,000) will be placed in escrow, using an escrow agent of our mutual choosing, until passage of the 24 month period.

         I believe the above fully and accurately memorializes the terms we discussed and agreed to verbally. Please sign below to indicate your agreement and acceptance of these terms. Again I want to restate how excited I am about the prospects of you coming aboard, and how confident I am that together you, David, and I will succeed in making Progressive Networks a financial and political success!

         Warmest Regards,


         /s/  ROBERT GLASER
         -------------------------------
         Rob Glaser





         I agree to the above terms and formally accept Progressive Networks' offer of employment.



         /s/ ANDREW SHARPLESS                            5/24/94
         -------------------------------
             Andy Sharpless